Exhibit 99.1

Contacts:
Stacy Kruse
Chief Financial Officer and Treasurer
PreVu, Incorporated
(763) 391-4000
For Immediate Release
PreVu, Incorporated Announces Receipt of Nasdaq Notice of Delisting;
Trading Suspension Effective August 4, 2008
MINNEAPOLIS – July 31, 2008 – PreVu, Incorporated (Nasdaq: PRVU) announced today that it received notification from The Nasdaq Stock Market (“Nasdaq”) stating that trading in the Company’s common stock on the Nasdaq Global Market will be suspended effective at the open of business on Monday, August 4, 2008. The letter also states that the shares will subsequently be delisted from the Nasdaq Global Market.
The Company previously disclosed that it failed to comply with Nasdaq’s minimum shareholders’ equity requirement, and that it intended to appeal the Nasdaq delisting determination. On July 30, 2008, the Company decided to withdraw its appeal request since it would be unable to comply with the minimum shareholders’ equity requirement in the near term.
The Company expects to be eligible for quotation on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter traded securities. However, no assurance can be given that market makers currently making a market in the Company’s common stock will continue to make a market in the Company’s common stock or that the Company’s common stock will continue to be eligible for quotation on the OTC Bulletin Board. The Company intends to request that current market makers continue to make markets in the Company’s common stock on the OTC Bulletin Board and/or the Pink Sheets, as the case may be. The Company anticipates disclosing further trading venue information for its common stock once such information becomes available.
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7401 Boone Avenue North, Brooklyn Park, Minnesota 55428     763.391.4000      763.391.4535 fax     www.shopprevu.com